Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports

Results for First Quarter Ended March 31, 2014

MORGAN HILL, Calif., May 15, 2014– The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the first quarter ended March 31, 2014.

Coast reported a net loss of $738,000, or $0.15 per diluted share, for the first quarter of 2014, compared to a net loss of $939,000, or $0.20 per diluted share, in the same quarter of 2013. This improvement was primarily attributable to an increase in our gross margin and a reduction in selling, general and administration expenses.

Net sales for the 2014 first quarter declined by 2.1 percent, to $24.9 million, compared to net sales of $25.4 million in the first quarter of 2013. The Company’s net sales were adversely impacted by the unusually severe and extended winter weather conditions that persisted throughout the Midwest, Northeast, and Southeast regions of the United States and throughout most of Canada.

Gross profit for the first quarter of 2014 was $4.2 million, reflecting a modest increase of $13,000 from the first-quarter 2013, which resulted in an increase in gross margin to 17.0 percent, up from 16.5 percent in the same quarter of 2013. The increases in gross profit and gross margin in the first quarter primarily resulted from a reduction in freight costs, a change in the mix of products sold, and a reduction in warranty expense.

Selling, general and administrative (SG&A) expenses in the 2014 first quarter were $5.2 million, compared to $5.4 million in the same quarter of 2013. The decrease in SG&A expenses was primarily due to reductions in marketing costs and legal and accounting fees.

On the balance sheet, our bank debt decreased by $4.2 million, to $18.0 million, at March 31, 2014, from $22.2 million at March 31, 2014. Inventories were $32.7 million, a decrease of $1.8 million from $34.6 million at March 31, 2013.

“Although our first quarter net sales figures were below our expectations, we are encouraged by the improvement overall in our financial performance, which resulted from a higher gross margin and lower operating costs,” said Coast’s Chief Executive Officer Jim Musbach. “The severe winter weather conditions that impacted many regions of the United States and Canada had a detrimental effect on our sales during the quarter.”

Musbach continued, “The 2014 RV retail shows have been favorable. Additionally, the Recreational Vehicle Industry Association (RVIA) is forecasting an approximately six percent increase in wholesale RV shipments for 2014. We expect to see positive industry momentum in the coming quarters based on recent successful retail shows, the RVIA forecast, and improving weather conditions. Going forward, we will continue our strategic focus on customers in our core RV channel, as well as on the expansion of sales of our higher-margin proprietary products.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

The Coast Distribution System, Inc.

May 15, 2014

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income by, or the loss of confidence regarding economic conditions among, consumers, a tightening in the availability of or increases in the cost of consumer credit, increases in the costs of or shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future, and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks to which our business is subject, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we filed with the Securities and Exchange Commission on March 31, 2014, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2013 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

Contacts:

    Sandra Knell, CFO

    408-782-6686 / sknell@coastdist.com

    or

    Renee Ketels

    Lambert, Edwards & Associates

    616-233-0500 /rketels@lambert-edwards.com

The Coast Distribution System, Inc.

May 15, 2014

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$24,855	$25,397
Cost of sales, including distribution costs	20,64	21,195

Gross profit	4,215	4,202
Selling, general and administrative expenses	5,171	5,371

Operating loss	(956)	(1,169)
Other (income) expense
Interest	141	173
Other	29	16

	170	189

Loss before income taxes	(1,126)	(1,358)
Income tax benefit	(388)	(419)

Net loss	$(738)	$(939)

Basic loss per share	$(0.15)	$(0.20)

Diluted loss per share	$(0.15)	$(0.20)

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	March 31,	March 31,
	2014	2013
ASSETS
Cash	$985	$722
Accounts receivable, net	17,563	18,133
Inventories, net	32,708	34,553
Other current assets	2,608	2,651

Total Current Assets	53,864	56,059
Property, Plant & Equipment, net	1,196	1,187
Other Assets	2,908	3,595

Total Assets	$57,968	$60,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$9,315	$7,666
Accrued liabilities	3,486	3,001

Total Current Liabilities	12,801	10,667
Long-Term Debt	18,013	22,244
Total Stockholders’ Equity	27,154	27,930

Total Liabilities and Stockholders’ Equity	$57,968	$60,841